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                                                                      EXHIBIT 99

CHAMPION INTERNATIONAL CORPORATION


CHAMPION INTERNATIONAL CORPORATION ANNOUNCES PLAN TO
MAXIMIZE SHAREHOLDER VALUE

WILL FOCUS ON STRATEGIC BUSINESSES, DIVEST NON-STRATEGIC PRODUCT SEGMENTS AND FACILITIES; TARGETS $400 MILLION PROFIT IMPROVEMENT WITHIN NEXT THREE YEARS

Stamford, CT, October 8, 1997 Champion International Corporation (NYSE:CHA) today announced a three-pronged strategy to maximize total shareholder return by focusing on strategic businesses, increasing profitability, and improving financial discipline.

The company will divest several non-strategic product segments with 1996 net sales of $1.4 billion, including newsprint, the recycling business, groundwood specialty papers, both coated and uncoated, premium papers, specialty uncoated papers, liquid packaging and bleached board, as well as 325,000 acres of timberlands. The profit improvement program, which began earlier this year, is targeted to increase annual pre-tax profit by $400 million within the next three years. This includes a reduction of approximately 11% in the company's worldwide workforce in the businesses remaining after divestitures.

Champion will incur a charge, primarily non-cash, of $553 million after-tax, or $5.77 per share. Most of the charge will be booked in the fourth quarter of 1997.

In making the announcement, Champion's chairman and chief executive officer, Richard E. Olson, stated, "With maximizing total shareholder return as our governing objective, we will increase the profit potential of our on-going businesses and manage our company with greater financial discipline. This will mean an improved focus on the customers for our core products, profitable growth, and a stronger company that will deliver greater value for our shareholders and a more secure future for our employees."

                                     -more-
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Page 2/Champion Announces Plan to Maximize Shareholder Value


Focus on Strategic Businesses
-----------------------------

Champion has identified the businesses that offer the best opportunities for economic profit, value creation and total shareholder return. The company plans to:

o grow by acquisition in coated papers, softwood timberlands, paper distribution and unbleached paperboard;

o  grow by expansion in softwood lumber;

o  maintain its position in Northern softwood and hardwood pulps;

o  leverage its timberlands and Brazilian operations;

o  reposition its uncoated freesheet business; and

o  deliver increased value to customers through superior products and services.


DIVEST NON-STRATEGIC SEGMENTS AND FACILITIES
--------------------------------------------

In order to focus on strategic businesses, Champion plans to divest:

o  the newsprint business, which includes mills in Lufkin and Sheldon, Texas;

o  the paper recycling business, which is based in Houston, Texas;

o the Deferiet, New York mill, which manufactures coated and uncoated groundwood specialty papers;

o  the Hamilton, Ohio mill, which manufactures premium papers;

o specialty uncoated papers, liquid packaging and bleached board, which include the Canton, North Carolina pulp and paper mill, the Waynesville, North Carolina extruding facility, and six DairyPak plants; and

o 325,000 acres of timberlands in the States of New York, Vermont and New Hampshire.
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Page 3/Champion Announces Plan to Maximize Shareholder Value


"These are good, productive assets that will attract strategic buyers who can achieve synergies by integrating them into their existing operations," said Olson. The businesses to be sold employed 6,255 people at year-end 1996, or 26% of Champion's total workforce.

Proceeds from asset sales will be used initially to pay down debt, thereby reducing interest expense and increasing balance sheet flexibility.


PROFIT IMPROVEMENT PROGRAM
--------------------------

Champion has begun a program targeted to improve the annual pre-tax profit of its on-going operations by $400 million within the next three years. This will be achieved primarily through cost reduction, productivity increases and changes in product mix.

As part of cost reduction, Champion has set a goal of reducing employment in its on-going businesses by 11%, or approximately 2,000 positions, by the end of 1999. The company is targeting a 9% employment reduction in on-going manufacturing operations and a 30% decrease in corporate staff and other functions. These targeted reductions, combined with divestitures, will reduce Champion's worldwide employment level by 34% from the year-end 1996 level of 24,400 people.


IMPROVED FINANCIAL DISCIPLINE
-----------------------------

Olson emphasized that management is committed to financial discipline in all aspects of Champion's operations.

o Capital spending for on-going businesses will be targeted at annual depreciation, depletion and amortization levels. By year-end 1999, the company expects to be at that rate.

                                     -more-
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Page 4/Champion Announces Plan to Maximize Shareholder Value


o The company does not foresee building any new pulp mills or paper machines in North America. Champion will continue to evaluate opportunities in Brazil.

o Champion will make acquisitions in strategic businesses only when they can earn an economic profit.

o The company will seek strategic alliances and joint ventures to improve its competitive position, and to minimize investment.

o Divestiture proceeds will be used initially to reduce debt. Subsequently, Champion will use free cash flow and its improved balance sheet flexibility to consider acquisitions, share repurchases and dividend increases as a means to build shareholder value.

Champion International Corporation is an integrated forest products company with significant operations in the United States, Brazil and Canada. Champion currently has responsibility for the sustainable management of over ten million acres of forestlands supporting its manufacturing facilities.

                                   *  *  *  *

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and company plans and objectives to differ materially from those expressed in the forward-looking statements. Such risks and uncertainties are discussed in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.


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97CH10GD10/08

For more information contact:  Gael Doar - Media - 203/358-7900
                               Frank Kneisel - Investor Relations - 203/358-7402